As filed with the Securities and Exchange Commission on April 21, 2004

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 21, 2004

DSP GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23006	94-2683643
(Commission File Number)	(I.R.S. Employer Identification No.)

3120 Scott Boulevard, Santa Clara, CA	95054
(Address of Principal Executive Offices)	(Zip Code)

408/986-4300

(Registrant’s Telephone Number, Including Area Code)

With a copy to:

Bruce Alan Mann, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Item 7. FINANCIAL STATEMENTS AND EXHIBITS.

c. Exhibits

Exhibit No.	Description
99.1	Press Release of DSP Group, Inc., dated April 21, 2004.

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On April 21, 2004, DSP Group, Inc. (the “Company”) announced its financial results for the quarter ended March 31, 2004. A copy of this press release, dated April 21, 2004, is attached and filed herewith as Exhibit 99.1, and is incorporated herein by reference.

In addition to the disclosure of financial results for the first quarter of 2004 in accordance with generally accepted accounting principles in the United States (“GAAP”), the press release also disclosed pro forma net income and diluted earnings per share (EPS) figures, which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The pro forma net income and diluted EPS figures disclosed in the press release excluded a capital gain of $20,827,000 resulting from the sale of two million shares of the AudioCodes Ltd stock and a capital gain of $490,000 resulting from the sale of all of the Company’s holdings in the Tomen Corporation stock, as well as taxes relating to the sales in the aggregate amount of $8,517,000. The Company believes that this pro forma presentation of net income and diluted EPS is useful to investors in comparing results for the quarter ended March 31, 2004 to the same period during 2003, because it excludes items that management does not consider meaningful for purposes of analyzing the Company’s operating results and budget-planning decisions. In addition, the Company has historically reported similar pro forma financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in the Company’s financial reporting.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSP GROUP, INC.

Date: April 21, 2004	By:	/s/ Moshe Zelnik
Moshe Zelnik
Vice President, Finance,
Chief Financial Officer and Secretary

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